Exhibit 99.1

Santander Consumer USA Names RL Prasad as Chief Risk Officer and Joshua Baer as Head of Pricing and Strategy

DALLAS – Dec. 2, 2020 – Santander Consumer USA Holdings Inc. (NYSE: SC) (“SC” and “the Company”), has named Ramamurthy Lakshmana “RL” Prasad as Chief Risk Officer, succeeding Joshua Baer, who will serve as Head of Pricing and Strategy. The appointments are effective Jan. 1, 2021. Both Mr. Prasad and Mr. Baer will continue to serve on the SC leadership team and report directly to Mahesh Aditya, President and CEO of SC.

“I am pleased to announce RL‘s and Josh’s new roles on the SC management team,” said Mahesh Aditya. “RL has worked closely with Josh over the last year, and brings tremendous industry and institutional experience to our risk organization. Josh’s unique understanding of how to operate a robust pricing and strategy team within risk standards for large financial institutions will be a strength for us. These changes demonstrate our ability to leverage the strong talent pool we have built in the organization.”

Mr. Prasad has served as SC’s Deputy Chief Risk Officer since February 2020. Prior to joining SC, he served as Head of Global Payments Risk and Global Head of Risk Services for Visa Inc. In his 20+ year~~s~~ career Mr. Prasad has also held senior enterprise leadership roles in credit and risk at Standard Chartered Bank and Citigroup. He earned his MBA at Bharathidasan Institute of Management, Trichy, and earned a bachelor’s degree in commerce and economics from Madras University.

Mr. Baer has been SC’s Chief Risk Officer since February 2018, after having served as Head of Risk and Operations Strategy for Santander US. Prior to joining Santander, he spent more than 12 years at Capital One in a variety of senior leadership roles, including serving as Head of Consumer Credit Risk Analytics, and Chief Financial Officer for the Mortgage and Bank Operations and Technology lines of business. Mr. Baer also served as Chief Fiinancial Officer and Chief Operating Officer for Tambourine, Inc., and worked in management and strategic consulting for GP Strategies Corporation and Accenture. He earned his MBA from University of California, Berkeley, and earned a bachelor’s degree in finance from James Madison University.

About Santander Consumer USA Holdings Inc.

Santander Consumer USA Holdings Inc. (NYSE: SC) (“SC”) is a full-service consumer finance company focused on vehicle finance, third-party servicing and delivering superior service to our more than 3.1 million customers across the full credit spectrum. SC, which began originating retail installment contracts in 1997, had an average managed asset portfolio of approximately $63 billion (for the third quarter ended September 30, 2020), and is headquartered in Dallas. (www.santanderconsumerusa.com)

CONTACTS:

Santander US Investor Relations

Evan Black

800.493.8219

InvestorRelations@santanderconsumerusa.com

Santander US Media Relations

Laurie Kight

214.801.6455

mediarelations@santander.us

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